UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported): October 21, 2003

SEAGATE TECHNOLOGY

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands (State or Other Jurisdiction of Incorporation)	001-31560 (Commission File Number)	98-0355609 (IRS Employer Identification Number)

P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands (Address of Principal Executive Office)		NA (Zip Code)

Registrant’s telephone number, including area code: (345) 949-8066

NA

(Former Name or Former Address, if Changed Since Last Report)

Item 5.	Other Events and Required FD Disclosure

In connection with the secondary offering of Seagate Common Shares consummated in July 2003, we, our controlling shareholder, New SAC, and our executive officers and directors entered into certain lock-up arrangements. The 90-day lock-up restriction that applied to Seagate and our executive officers and directors expires in accordance with its terms on October 22, 2003. With the expiration of the 90-day lock-up, our executive officers will have approximately 4.3 million shares eligible for sale. Under recently issued NASD and NYSE rules, due to the expiration of the 90-day lock-up, the managing underwriters from the July offering are prohibited from publishing research or offering an opinion on our securities in a public appearance until November 7, 2003.

Also, pursuant to our Shareholders Agreement among New SAC and certain members of our management, the ability of Stephen J. Luczo, our chief executive officer, William D. Watkins, our president and chief operating officer, and Charles C. Pope, our executive vice president and chief financial officer, to transfer any Seagate Common Shares that they acquired through the exercise of employee stock options was restricted prior to the July offering. In connection with the consummation of the July offering, however, the restrictions under the Shareholders Agreement on the ability of Stephen J. Luczo, William D. Watkins and Charles C. Pope to sell Seagate Common Shares expired. With the expiration of the 90-day lock-up period described above, these officers are not subject to contractual restrictions with respect to sales of Seagate Common Stock.

In addition, on October 21, 2003, Morgan Stanley, as representative of the underwriters in the July offering, agreed to modify the 180-day lock-up applicable to New SAC to permit the sale by New SAC of up to 16 million Seagate Common Shares before expiration of the lock-up on January 20, 2004.

Separately, we announced that we have recently received from the Securities and Exchange Commission a request for all research analyst reports regarding Seagate Technology published during the period commencing January 1, 2000 through August 30, 2003. We are cooperating fully with this investigation.

Item 7.	Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Description

99.1	Press Release, dated October 21, 2003, of Seagate Technology

Item 12.	Results of Operations and Financial Condition.

On October 21, 2003, we issued a press release to report our financial results for the quarter ended October 3, 2003. A copy of this press release is attached to this Current Report on Form 8-K as Exhibit 99.1. The information contained in this report and the attached press release is “furnished” but not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEAGATE TECHNOLOGY

Date: October 21, 2003	By:	/s/ WILLIAM L. HUDSON

Name: William L. Hudson Title: Executive Vice President, General Counsel and Secretary